Exhibit 4.2

Share Certificate

of

ZKH Group Limited

(the “Company”)

An Exempted Company incorporated in the Cayman Islands

Authorized share capital is USD50,000.00 divided into 500,000,000,000 shares of a par value of USD0.0000001 each, comprising of:

(i)          480,000,000,000 Class A Ordinary Shares of a par value of USD0.0000001 each,

(ii)          1,500,000,000 Class B Ordinary Shares of a par value of USD0.0000001 each, and

(iii)          18,500,000,000 shares of a par value of USD0.0000001 each of such class or classes (however designated).

This is to certify that the undermentioned person is the registered holder of the shares specified hereunder in the Company, subject to the Memorandum and Articles of Association of the Company.

Name & Address of the Shareholder:		Name: Address:
Certificate No.:	***CA-1***	No. & Class of Shares:	-*- (Class A Ordinary Shares)	Consideration Paid:	Fully Paid
Date of Issue:			Given under the common seal of the Company on the date stated herein.

Director

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE